UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) August 26, 2002

                                   ----------

                               CRD Holdings, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                 033-26616                      75-2256798
----------------------------      -----------                -------------------
(State or other jurisdiction      (Commission                   (IRS Employer
    of incorporation)             File Number)               Identification No.)



                            5808 SEPULVEDA BLVD., SUITE 502
                              VAN NUYS, CALIFORNIA 91411
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (818) 909-7425

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements of business acquired                 PAGE

                  (i)      Balance Sheets as of December 31, 2001 and
                           and June 30, 2002 (unaudited)                     F-2

                  (ii)     Statements of Operations for the period
                           August 16, 2001 (inception) to December 31,
                           2001 and for the six months ended June 30,
                           2002 (unaudited)                                  F-3

                  (iii)    Statements of Shareholders' Equity for the
                           period from August 16, 2001 (inception) to
                           June 30, 2001                                     F-4

                  (iv)     Statements of Cash Flows for the period from
                           August 16, 2001 (inception) to December 2001
                           and for the six months ended June 30, 2002
                           (unaudited)                                       F-5

         (c)      Exhibits.

                  The following is a list of exhibits filed as part of this Current Report on Form 8-K:

      Exhibit No.          Description
      -----------          -----------

         2.1               Form 8-K, dated as of June 19, 2002.*

         2.2 Agreement & Plan of Merger, dated June 12, 2002, by and among MAII Holdings, Inc., a Texas corporation, Car Rental Direct, Inc., a Nevada corporation, Gump & Company, Inc., a Delaware corporation, CRD Acquisition, Inc., a Nevada corporation, and certain holders of the outstanding capital stock of Gump.*


* Previously Filed

                                                     CAR RENTAL DIRECT.COM, INC.
                                                                        CONTENTS
                                 DECEMBER 31, 2001 AND JUNE 30, 2002 (UNAUDITED)



                                                                      Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                    F-1

FINANCIAL STATEMENTS

     Balance Sheets                                                   F-2

     Statements of Operations                                         F-3

     Statements of Shareholder's Deficit                              F-4

     Statements of Cash Flows                                         F-5

     Notes to Financial Statements                                    F-6 - F-11

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Car Rental Direct, Inc.
Van Nuys, California


We have audited the accompanying balance sheets of Car Rental Direct, Inc. as December 31, 2001, and the related statements of operations, shareholders' equity, and cash flows for the period from August 16, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Car Rental Direct, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the period from August 16, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 3, 2002


                                                         CAR RENTAL DIRECT, INC.
                                                                  BALANCE SHEETS
                                 JUNE 30, 2002 (UNAUDITED) AND DECEMBER 31, 2001


                                                                                                2002            2001
                                                                                           ------------    ------------
                                                                                            (unaudited)

ASSETS
Current assets:

    Cash and cash equivalents, including $2,000,000 of restricted cash .................   $  2,207,710    $    193,328

    Accounts receivable, net of allowance for doubtful accounts of $467,343 and $373,609      1,043,612         693,960

    Other receivables, net of allowance for doubtful accounts of $323,682 and $0 .......      2,155,695       1,129,837

    Revenue generating equipment .......................................................     18,803,088      11,428,698


    Prepaid expenses and other current assets ..........................................        156,216          39,879
                                                                                           ------------    ------------
          Total current assets .........................................................     24,366,321      13,485,702

Property and Equipment, net ............................................................        646,854         507,053

Goodwill ...............................................................................     12,230,023      11,535,155

Deposits ...............................................................................        362,704         319,671
                                                                                           ------------    ------------
          Total assets .................................................................   $ 37,605,902    $ 25,847,581
                                                                                           ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

    Lines of credit ....................................................................   $ 16,558,024    $  9,392,866

    Current portion of capital lease obligations .......................................         23,706          23,706

    Accounts payable and accrued expenses ..............................................      2,033,197       1,631,344

    Notes payable ......................................................................        191,517            --

    Loan from parent ...................................................................      7,815,860       3,444,364

    Loan from officer ..................................................................        225,000            --
                                                                                           ------------    ------------
          Total current liabilities ....................................................     26,847,304      14,492,280

Capital lease obligations, net of current portion ......................................         41,792          53,445
                                                                                           ------------    ------------
           Total liabilities ...........................................................     26,889,096      14,545,725
                                                                                           ------------    ------------
Commitments:

Shareholders' Equity

   Preferred stock, $0.01 par value, $10,000,000 shares authorized, no shaares issued
        or outstanding                                                                             --              --

   Common stock, $0.001 par value, 40,000,000 shares authorized; 8,583,500 and
        8,250,000 shares issued and outstanding, respectively ..........................          8,583           8,250

   Additional paid-in capital ..........................................................     12,250,471      12,250,804

   Accumulated deficit .. ..............................................................     (1,542,248)      (957,198)


                                                                                           ------------    ------------
           Total shareholders' equity ..................................................     10,716,806      11,301,856
                                                                                           ------------    ------------
           Total liabilities and shareholders' equity ..................................   $ 37,605,902    $ 25,847,581
                                                                                           ============    ============

               SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.




                                                         CAR RENTAL DIRECT, INC.
                                                        STATEMENTS OF OPERATIONS
                             FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED),
        AND FOR THE PERIOD FROM AUGUST 16, 2001 (inception) TO DECEMBER 31, 2001



                                                                                     For the
                                                                                   Period from
                                                                 For the         August 16, 2001
                                                            Six Months Ended     (inception) to
                                                                June 30,          December 31,
                                                                  2002                2001
                                                            ----------------    ----------------
                                                              (unaudited)

Net revenue .............................................   $     11,808,343    $      3,490,182
Cost of revenues ........................................          7,783,770           2,579,491
                                                            ----------------    ----------------
Gross profit ............................................          4,024,573             910,691

Costs and expenses:
  Salaries and benefits .................................          2,424,914           1,121,154
  Selling, general and
     administrative .....................................          2,184,709             707,808

                                                            ----------------    ----------------

      Operating loss ....................................           (585,050)          (918,271)

Provision for income taxes ..............................                 --              38,927

                                                            ----------------    ----------------

Net loss ................................................   $       (585,050)   $      (957,198)
                                                            ================    ================

Net loss per share (basic) ..............................   $          (0.07)   $         (0.12)
                                                            ================    ================
Net loss per share (diluted) ............................   $          (0.07)   $         (0.12)
                                                            ================    ================

Weighted average number of common shares (in thousands)
(basic) .................................................              8,270               8,250
                                                            ================    ================
Weighted average number of  common shares (in  thousands)
(diluted) ...............................................              8,270               8,250
                                                            ================    ================

               SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.


                                                         CAR RENTAL DIRECT, INC.
                                              STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE PERIOD FROM AUGUST 16, 2001 (inception) TO JUNE 30, 2002


                                       Common Stock             Additional
                               ----------------------------       Paid-in       Accumulated
                                  Shares          Amount          Capital         Deficit         Total
                               ------------    ------------    ------------    ------------    ------------
BALANCE, AUGUST 16,
   2001 (INCEPTION)                      --    $         --    $         --    $         --      $       --

Issuance of founders' shares      8,250,000           8,250         (8,250)              --              --

Contributed capital                      --              --      12,259,054              --      12,259,054

NET LOSS                                 --              --              --       (957,198)       (957,198)
                               ------------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER
   31, 2001                       8,250,000           8,250      12,250,804       (957,198)      11,301,856


Merger with CRD HOLDINGS,
   Inc. (unaudited)                 333,500             333           (333)              --              --

NET LOSS (UNAUDITED)                     --              --              --       (585,050)       (585,050)
                               ------------    ------------    ------------    ------------    ------------

BALANCE, JUNE 30,
   2002 (UNAUDITED)               8,583,500           8,583      12,250,471      (1,542,248)     10,716,806
                               ============    ============    ============    ============    ============




   The accompanying notes are an integral part of these financial statements.


                                                         CAR RENTAL DIRECT, INC.
                                                        STATEMENTS OF CASH FLOWS
                              FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
        AND FOR THE PERIOD FROM AUGUST 16, 2001 (inception) TO DECEMBER 31, 2001


                                                                                   2002            2001
                                                                              ------------    ------------
                                                                               (unaudited)

 Cash flows from operating activities:
   Net loss  .............................................................    $  (585,050)    $  (957,198)
   Adjustments to reconcile net loss  to net cash provided by (used in)
      operating activities:
      Provision for doubtful accounts .....................................        356,261         373,609
      Depreciation and amortization .......................................      1,912,954         525,049

       (Increase) decrease in:
          Accounts receivable .............................................      (382,231)       (600,734)
          Other receivables ...............................................      (540,138)     (2,019,825)

          Prepaid expenses and other current assets .......................      (116,337)          26,551
          Deposits ........................................................       (43,033)        (20,618)
        (Increase) decrease in:
         Accounts payable and accrued expenses ............................        257,639         110,622
                                                                              ------------    ------------
 Net cash provided by (used in) operating activities ......................        860,065     (2,562,544)

  Cash flows from investing activities:
      Property and equipment purchases ....................................       (211,554)      (143,099)
      Sale of revenue generating equipment ................................      4,526,813            --
      Purchase of revenue generating equipment ............................     (3,336,180)           --
      Loan from parent ....................................................      2,157,572       4,552,275
      Loan from officer ...................................................        225,000            --
                                                                              ------------    ------------
Net cash provided by investing activities .................................      3,361,651       4,409,176

 Cash flows from financing activities:
      Payments on line of credit ..........................................    (2,253,927)     (2,002,048)
      Proceeds from notes payable .........................................         80,000            --
      Payments on notes payable ...........................................       (21,754)            --
      Payments on capital lease obligations ...............................       (11,653)        (16,101)
                                                                              ------------    ------------
 Net cash used in financing activities ...................................     (2,207,334)     (2,018,149)
                                                                              ------------    ------------
 Net increase (decrease) in cash and cash equivalents .....................      2,014,382        (175,517)

Cash and cash equivalents at beginning of period ..........................        193,328         364,845
                                                                              ------------    ------------
Cash and cash equivalents at end of period ................................   $  2,207,710    $    193,328
                                                                              ============    ============


Supplemental schedule of noncash investing and financing activities-
   revenue generating equipment financed through line of credit ...........   $ 11,082,370    $  1,287,169

   revenue generating equipment financed with working capital provided by
     a parent .............................................................   $  2,213,924    $       --

   vehicles sold with payment terms .......................................   $    676,131    $  1,106,113


                     SEE NOTES TO THE FINANCIAL STATEMENTS.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS


         Car Rental Direct, Inc. (the "Company"), was incorporated in the State of Nevada on September 22, 1999 and is a rental car company that specializes in renting cars to customers whose personal or corporate vehicle is out of service for an extended period of time. The Company currently owns and operates 28 daily rental locations, four satellite locations, and one wholesale used car facility in California, Arizona and Nevada. The Company facilities are located within strip malls as well as in free-standing buildings, hotels and car dealerships. The Company has 170 employees and owns and operates a fleet of approximately 2,300 cars.

         The Company uses a wide variety of makes and models of cars for daily rental purposes, nearly all of which are current year or the previous year's models. CRD rents cars on a daily, weekend, weekly or monthly basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. The Company's rates vary at different locations depending on local market, competitive and cost factors, and virtually all rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental.

NOTE 2 - TRANSACTIONS

         On August 16, 2001, the Company entered into an Agreement and Plan of Merger (the "Agreement"), by and among MAII Holdings, Inc. ("MAII"), a Texas corporation, MAII Acquisition, Inc. ('Acquisition Corp"), a Nevada corporation and wholly owned subsidiary of the MAII, and GenesisIntermedia.com, Inc., a Delaware corporation ("Genesis") and the parent of the Company. Under the terms of the Agreement, on August 23, 2001 the Company merged into Acquisition Corp. and became a wholly owned subsidiary of MAII. As part of the merger, MAII Acquisition, Inc. changed its name to Car Rental Direct, Inc.. In terms of disclosures related to the filing of this form 8-K, the Company's inception date has been reset to August 16, 2001, the date of the merger.

         The consideration paid by the Company for the acquisition of the Company was $12,259,054. The consideration was determined by arms-length negotiations between the parties to the Agreement and Plan of Merger and was funded from available cash contributed to Acquisition Corp. by MAII.


         On May 1, 2002, the Company entered into an agreement ("Asset Purchase Agreement") to acquire substantially all of the operating assets of a Discount Rent-A-Car franchisee ("Seller"). The closing is subject to the obtaining of certain assignments and other conditions. In conjunction with the Asset Purchase Agreement, the Company has entered into an operating agreement ("Operating Agreement") with Seller to operate the Seller's business. The Operating Agreement is effective May 1,2002 and will be terminated upon the closing or termination of the Asset Purchase Agreement. As of August 26, 2002, the closing of this acquisition has not yet occurred and the assets and liabilities of the Seller have not been transferred to the Company. Upon closing of the Asset Purchase Agreement, the Company expects that between 305 and 405 vehicles will be transferred to the Company.

         On June 12, 2002, CRD Holdings, Inc. ("CRD") acquired 100%, or 260,000 shares, of the outstanding common stock of the Company from the Company's parent, MAII, in exchange for an aggregate of 8,250,000 shares of newly issued common stock. For accounting purposes, the transaction has been treated as a recapitalization of CRD, with the Company as the accounting acquirer (reverse acquisition), and has been accounted for in a manner similar to a pooling of interests. The operations of the Company have been included with those of CRD from the acquisition date. CRD had minimal assets and liabilities at the date of the acquisition and did not have significant operations prior to the acquisition. Therefore, no pro forma information is presented. CRD has changed its year-end to December 31, as part of the merger with the Company.

         In connection with the transaction, CRD also amended and restated its Certificate of Incorporation to: (i) increase the number of authorized shares of CRD's Common Stock from 20,000,000 to 40,000,000 and to decrease the par value of CRD's Common Stock from $0.01 per share to $0.001 per share; and (ii) increase the number of authorized shares of CRD's Preferred Stock from 2,000,000 to 10,000,000, with no change in par value.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

         The Company considers cash on hand, deposits in banks, and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amounts of these assets approximate fair value due to the short maturity of the investments. On April 19, 2002, the Company increased its line of credit with a lender and was required to reserve $2 million as part of the new credit facility. The $2 million used for the reserve was provided by MAII, the Company's parent and majority shareholder, and is included on the balance sheet in loan from parent at June 30, 2002. The $2 million reserve is invested in a one month recuring certificate of deposit.

Revenue Recognition

         Revenue consists primarily of fees from vehicle rentals and the sale of related rental products. The Company recognizes revenue over the period in which the vehicles are rented and recognizes revenue on the sale of the vehicles upon execution of a bill of sale.


Revenue Generating Equipment

         Revenue generating equipment consists of rental vehicles that are stated at cost, less accumulated depreciation. The straight-line method is used to depreciate revenue generating equipment to estimated residual values over periods typically ranging from 44 months to 60 months. However, for the six month ended June 30, 2002, for certain vehicles purchased from a manufacturer that as filed for bankruptcy protection, depreciation was accelerated to 33 months to account for the decline in value of those vehicles. In accordance with industry practice, depreciation expense includes gains and losses on revenue generating vehicle sales in the ordinary course of business and is included as a component of cost of revenues in the accompanying statements of operations. At June 30, 2002, revenue generating equipment was $18,803,088 (unaudited), net of accumulated depreciation of $3,624,037 (unaudited), compared to revenue generating equipment of $11,428,698, net of accumulated depreciation of $4,404,605 at December 31, 2001. Depreciation expense for the six months ended June 30, 2002 was $1,841,201 (unaudited) and $490,995 for the period from August 16, 2001 (inception) to December 31, 2001.


Property and Equipment

         Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives as follows:

                  Computers and software                5 years
                  Furniture and fixtures                7 years
                  Building improvements                 7 years

         Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Impairment of Long-Lived Assets

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. To date, no such impairment has occurred.

Fair Value of Financial Instruments

         The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, other receivables, and accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for lines of credit and capital lease obligations also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same or the difference is immaterial.

Self-Insurance Liability

         The Company retains up to $35,000 of risk per claim, plus claims handling expense for its automobile collision liability risks. Costs in excess of this retained risk per claim are insured under various contracts with insurance carriers. The ultimate costs of these retained insurance risks are estimated by management, are based upon historical claims experience, and are adjusted for current trends and changes in claims handling procedures.

Income Taxes

         The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Share

         The Company calculates earnings (loss) per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

         As of June 30, 2002 and December 31, 2001, there were no securities outstanding that would have an impact on diluted earnings (loss) per share.

Estimates

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Principle

         In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives but requires that these assets be reviewed for impairment at least annually or on an interim basis if an event occurs or circumstances change that could indicate that their value has diminished or been impaired. Other intangible assets will continue to be amortized over their estimated useful lives. Pursuant to SFAS 142, amortization of goodwill and assembled workforce intangible assets recorded in business combinations prior to June 30, 2001 ceased effective January 1, 2002. Goodwill resulting from business combinations completed after June 30, 2001 will not be amortized. The Company will test goodwill and intangible assets with indefinite lives for impairment during the fiscal year beginning January 1, 2002 and any resulting impairment charge will be reflected as a cumulative effect of a change in accounting principle.



Recent Accounting Pronouncements

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company does not expect adoption of SFAS No. 145 to have a material impact, if any, on its financial position or results of operations.

         In June 2002, the FASB issued SFAS No. 146 " Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined was recognized at the date of an entity's commitment to an exit plan. The Company does not expect adoption of SFAS No. 146 to have a material impact, if any, on its financial position or results of operations.

4. CASH AND CASH EQUIVALENTS

         The Company maintains a significant portion of its cash balances with certain financial institutions. These deposit accounts are insured by the Federal Deposit Insurance Corporation up to a limit of $100,000 per bank. As of June 30, 2002 and December 31, 2001, the uninsured portions of cash held at the banks aggregated to $2,000,000 (unaudited) and $0, respectively. At June 30, 2002, the Company had approximately $2,000,000 invested in a one month recuring certificate of deposit.



5. PROPERTY AND EQUIPMENT

         Property and equipment at June 30, 2002 (Unaudited) and December 31, 2001 consisted of the following:
                                                            2002         2001
                                                        -----------   ----------
                                                        (unaudited)
                   Computers and software               $   489,266  $   242,230
                   Furniture and fixtures                   195,824      121,230
                   Building improvements                    202,476      177,647
                                                        -----------   ----------
                                                            887,566      541,107

         Less accumulated depreciation and amortization     240,712       34,054
                                                        -----------   ----------
         TOTAL                                          $   646,854  $   507,053
                                                        ===========  ===========


         Depreciation and amortization expense for the six months ended June 30, 2002 and for the period from August 16, 2001 (inception) to December 31, 2001 was $71,754 (unaudited) and $34,054, respectively.


6. LINES OF CREDIT

         In January 2002, the Company discovered an additional $798,269 of lines of credit outstanding in connection with the acquisition of the Company from Genesisintermedia.com, Inc., which in turn increased goodwill.

         On April 19, 2002, the Company increased its line of credit with a lender from $10 million to $18 million. Cash of $2 million was restricted for use as collateral for this line of credit.

         As of June 30, 2002 and December 31, 2001, the Company's outstanding lines of credit were $16,558,024 (unaudited) and $9,392,866, respectively. Interest expense for the six months ended June 30, 2002 was $379,199 (unaudited) compared to $289,026 for the period from August 16, 2001 (inception) to December 31, 2001. The lines of credit expire between August 2002 and June 2005.


7. NOTES PAYABLE

         At June 30, 2002 and December 31, 2001, notes payable was $191,517 (unaudited) and $0, respectively. The balance at June 30, 2002 is comprised of a promissory note in the amount of $80,000, bearing no interest, due on demand and a promissory note with an outstanding balance of $111,517 which bears interest at 10% per annum, with monthly payments of $22,864 to be paid over a period of six months, starting on June 1, 2002.


8 - COMMITMENTS

Leases

         The Company leases its office facilities and car rental lots under various operating lease agreements with third parties. In addition, the Company also leases certain computer equipment and software under capital leases. The leases have initial terms of between 18 months and five years and require fixed monthly payments.

         Future minimum lease payments under capital and operating leases as of June 30, 2002 (unaudited) and December 31, 2001 for the 12 months ended 2002, 2003, 2004, 2005 and 2006, were as follows:

Year Ending                              Operating      Operating       Capital
December 31,                               Leases         Leases        Leases
------------                            -----------    -----------   -----------
                                        (unaudited)

    2002                                $   835,519    $   492,501   $    33,706
    2003                                    604,251        410,160        33,706
    2004                                    472,653        288,957        26,151
    2005                                    360,846        280,697            --
    2006                                    185,362        183,329            --
                                        -----------    -----------   -----------
                                        $ 2,458,631    $ 1,655,644        93,563
                                        ===========    ===========
Less amount representing interest                                         16,412
                                                                     -----------
                                                                          77,151
Less current portion                                                      23,706
                                                                     -----------

    LONG-TERM PORTION                                                $    53,445
                                                                     ===========

         The Company entered into additional operating leases during May and June 2002. Accordingly, in the preceding table, future minimum lease payments were revised to reflect those additional obligations.


         Rent expense was $414,910 (unaudited) and $239,748 for the six months ended June 30, 2002 and for the period from August 16, 2001 (inception) to December 31, 2001, respectively.

         Leased capital assets included in property and equipment at June 30, 2002 and December 31, 2001 consisted of the following:

                                                           2002          2001
                                                       -----------   -----------
                                                       (unaudited)
Furniture and fixtures                                 $   110,011   $   110,011
Less accumulated depreciation and amortization              55,057        43,404
                                                       -----------   -----------

    TOTAL                                              $    54,954   $    66,607
                                                       ===========   ===========


9.  RELATED PARTY TRANSACTIONS

Loans from Parent & Officer

         Loans from parent represents money lent to the Company from MAII to purchase revenue generating equipment and for other working capital. At June 30, 2002 and December 31, 2001, loans from parent was $7,815,860 (unaudited) and $3,444,364, respectively. At June 30, 2002 and December 31, 2001, loans from officer was $225,000 (unaudited) and $0, respectively. Loans from parent and officer bear no interest and are due on demand.

10. INCOME TAXES

         The provision for (benefit from) income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 2001 was as follows:

                                                                          2001
                                                                      --------
         Statutory regular federal income
             benefit rate                                                34.0%
         State income taxes, net of federal
             benefit                                                       7.0
         Change in valuation allowance                                  (45.2%)
                                                                      --------
             TOTAL                                                       (4.2%)
                                                                      ========

         The components of the deferred income tax assets (liabilities) for the period August 16, 2001 (inception) to December 31, 2001 were as follows:

                                                                           2001
                                                                       --------
Federal net operating loss carryforward                                $323,759
State operating loss carryforward                                        91,343

Insurance reserve                                                       172,791
Bad debts                                                               160,054
                                                                       --------

                                                                        747,947
Valuation allowance                                                     747,947
                                                                       --------

    TOTAL                                                             $      --
                                                                       ========

The valuation allowance increased by approximately $748,000 during the year ended December 31, 2001. As of December 31, 2001, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $748,000 and $748,000, respectively. The net operating loss carryforwards begin expiring in 2011 and 2021, respectively. The utilization of net operating loss carryforwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.





11.  SHAREHOLDERS' EQUITY

         On August 16, 2001, the Company entered into an Agreement and Plan of Merger (the "Agreement"), by and among MAII Holdings, Inc. ("MAII"), a Texas corporation, MAII Acquisition, Inc. ('Acquisition Corp"), a Nevada corporation and wholly owned subsidiary of the MAII, and GenesisIntermedia.com, Inc., a Delaware corporation ("Genesis") and the parent of the Company. Under the terms of the Agreement, on August 23, 2001 the Company merged into Acquisition Corp. and became a wholly owned subsidiary of MAII. As part of the merger, MAII Acquisition, Inc. changed its name to Car Rental Direct, Inc.. In terms of disclosures related to the filing of this form 8-K, the Company's inception date has been reset to August 16, 2001, the date of the merger.

         The consideration paid by the Company for the acquisition of the Company was $12,259,054. The consideration was determined by arms-length negotiations between the parties to the Agreement and Plan of Merger and was funded from available cash contributed to Acquisition Corp. by MAII.

        On June 12, 2002, CRD Holdings, Inc. ("CRD") acquired 100%, or 260,000 shares, of the outstanding common stock of the Company from the Company's parent, MAII, in exchange for an aggregate of 8,250,000 shares of newly issued common stock. For accounting purposes, the transaction has been treated as a recapitalization of CRD, with the Company as the accounting acquirer (reverse acquisition), and has been accounted for in a manner similar to a pooling of interests. The operations of the Company have been included with those of CRD from the acquisition date. CRD had minimal assets and liabilities at the date of the acquisition and did not have significant operations prior to the acquisition. Therefore, no pro forma information is presented. CRD has changed its year-end to December 31, as part of the merger with the Company.

         In connection with the transaction, CRD also amended and restated its Certificate of Incorporation to: (i) increase the number of authorized shares of CRD's Common Stock from 20,000,000 to 40,000,000 and to decrease the par value of CRD's Common Stock from $0.01 per share to $0.001 per share; and (ii) increase the number of authorized shares of CRD's Preferred Stock from 2,000,000 to 10,000,000, with no change in par value.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CRD HOLDINGS, INC.



Date: August 26, 2002               By: /s/ DWAYNE J. CHOMYK
                                    -----------------------------------
                                    Dwayne J. Chomyk
                                    Vice President of Finance and Administration
                                    (duly authorized officer)

                                INDEX TO EXHIBITS


EXHIBIT
  NO.       DESCRIPTION
-------     -----------

2.1      Form 8-K, dated as of June 19, 2002.*

2.2 Agreement & Plan of Merger, dated June 12, 2002, by and among MAII Holdings, Inc., a Texas corporation, Car Rental Direct, Inc., a Nevada corporation, Gump & Company, Inc., a Delaware corporation, CRD Acquisition, Inc., a Nevada corporation, and certain holders of the outstanding capital stock of Gump.*

----------
* Previously filed.


















                                        6